Exhibit 10.1

[Letterhead of Environmental Power Corporation]

April 1, 2005

R. Jeffrey Macartney

29 Chimney Lane

Ladera Ranch, CA 92694

RE: Confirmation of Current Employment Terms

Dear Jeff,

The purpose of this letter is to set forth the current terms of your employment with Environmental Power Corporation (“EPC”) in your capacity as Chief Financial officer, effective retroactive to July 1, 2004.

Compensation: Your compensation will consist of salary paid at the rate of $7,708 for each paid period (or $185,000 on an annualized basis), subject to withholdings and the benefits package described below. Target Minimum annual cash compensation of $200,000 — this will be a base salary of $185,000 and an additional minimum bonus payment, paid each April 30 of $15,000. Salary is based on a standard 40-hour workweek and is paid bi-weekly on the 15th and last working day of the month. EPC retains the right to change the benefits package it provides employees from time to time and to increase or reduce the amount it pays for such benefits.

Stock Options: Effective June 23, 2004, EPC granted to you an option to acquire 21,428 shares of EPC’s common stock (after giving effect to the 1-for-7 reverse split of EPC’s common stock on November 30, 2004) under the 2001 Stock Incentive Plan (the “Option Plan”) at an exercise price equal to the fair market value of a share of common stock on June 23, 2004. Any further equity incentives will be at the discretion of the Compensation Committee of EPC’s Board of Directors.

Bonus: You will be eligible to participate in EPC’s 2005 Incentive Bonus Plan, and we expect that you would also be eligible to participate in such other bonus and incentive plans as EPC may adopt in the future.

Benefits: The following benefits are included in this offer, as summarized in the enclosed “Summary of Benefits” (Please keep in mind that benefits may be changed by the company at any point in time).

•	Medical Insurance (100% paid by the Company including family)

•	Dental Insurance (100% paid by the Company including family)

•	Life Insurance ($10,000)

•	Employee Pension Plan

•	401(k) Plan (please note that there is no employer contribution at this time)

Pension: Benefit accrues at 1.5% of average monthly compensation for each year of service completed after December 31, 2002. Employee must have two years of service and have attained the age of 21 to enter the plan. Vesting is 100% once an employee enters the plan (Please keep in mind that this plan may be terminated at any time). The Pension plan is attached

Vacation and Holidays: You will be entitled to three (3) weeks accrued vacation per year. In addition, EPC currently provides employees eleven (11) paid holidays per year, including the following: New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran Day, Thanksgiving Day, Day following Thanksgiving, Christmas Day and one (1) floating holiday. The scheduling of vacation time and floating holidays shall be arranged between you and your manager. You will be eligible to take your vacation time as it accrues at a rate of (10) hours of vacation per month. Unused accrued vacation time does not carry forward to later years, and no payments will be made in lieu of vacation.

Performance and Salary Review: EPC seeks to provide a performance salary review at least once a year.

Termination: You are and will continue to be an employee-at-will, and EPC may terminate your employment at any time and for any reason or no reason.

Severance: Notwithstanding your employee-at-will status, under certain circumstances, you will be entitled to severance in accordance with and subject to the conditions set forth in EPC’s 2004 Severance Pay Plan (the “Severance Plan”), a copy of which is being provided to you in this letter. For purposes of the Severance Plan, the severance period shall be 12 months from the date of termination. The severance plan is attached.

Other Terms and Conditions: All EPC employees are required to comply with all company policies and guidelines and to abide by certain other terms and conditions that relate to non-disclosure and non-competition. The employment terms set forth in this letter are contingent upon your execution (if you have not already done so) of EPC’s standard non-disclosure and non-competition agreement, a copy of which is also enclosed.

This is an exciting time for EPC, and the people who help us make the transition will experience a wide range of rewards. We are pleased with your continued efforts on behalf of the EPC team. Please contact me immediately if you have any questions,

Sincerely,

/s/ Kamlesh Tejwani
Kamlesh Tejwani

President & Chief Executive Officer